July 15, 2015
Investors May Contact:
Lee McEntire, Bank of America, 1.980.388.6780
Jonathan Blum, Bank of America (Fixed Income), 1.212.449.3112
Reporters May Contact:
Jerry Dubrowski, Bank of America, 1.980.388.2840
jerome.f.dubrowski@bankofamerica.com

Bank of America Reports Second-quarter 2015 Net Income of $5.3 Billion, or $0.45 per
Diluted Share

Results Include $0.7 Billion ($0.04 per Share) in Favorable Market-related Net Interest Income Adjustments

Noninterest Expense Declines to $13.8 Billion; Lowest Level Since Q4-08
Continued Business Momentum

•	Consumer Banking Deposits (EOP) up $33 Billion, or 6 Percent, From Q2-14 to $547 Billion

•	Residential Mortgage and Home Equity Loan Originations up 40 Percent From Q2-14 to $19.2 Billion

•	1.3 Million New Credit Cards Issued; Highest Level Since Q3-08

•	Merrill Edge Brokerage Assets up 15 Percent From Q2-14 to $122 Billion

•	Wealth Management Asset Management Fees up 9 Percent From Q2-14 to $2.1 Billion

•	Global Banking Loan Balances (EOP) up 7 Percent From Q2-14 to $307 Billion

•	Generated Firmwide Investment Banking Fees of $1.5 Billion and Sales and Trading Revenues, Excluding Net DVA, of $3.3 Billion(A)
Continued Progress on Expense Management; Credit Quality Remains Strong

•	Noninterest Expense, Excluding Litigation, Down 6 Percent From Q2-14 to $13.6 Billion(B)

•	Legacy Assets and Servicing Noninterest Expense, Excluding Litigation, Decreased 37 Percent from Q2-14 to $0.9 Billion(C)

•	Number of 60+ Days Delinquent First Mortgage Loans Serviced by Legacy Assets and Servicing Declined 50 Percent From Q2-14 to 132,000 Loans

•	Adjusted Net Charge-offs Down 26 Percent From Q2-14 to $929 Million(D)
Record Capital and Liquidity Levels

•	Common Equity Tier 1 Capital (Fully Phased-in) Increased to Record $148.3 Billion(E)

•	Record Global Excess Liquidity Sources of $484 Billion, up $53 Billion From Q2-14; Time-to-required Funding at 40 Months(F)

•	Tangible Book Value per Share Increased 5 Percent From Q2-14 to $15.02 per Share(G)

•	Book Value per Share Increased 4 Percent From Q2-14 to $21.91 per Share

•	Return on Average Assets 0.99 Percent; Return on Average Tangible Common Equity 12.8 Percent; $1.3 Billion Returned to Shareholders in Q2-15 Through Repurchases and Dividends(H)

CHARLOTTE — Bank of America Corporation today reported net income of $5.3 billion, or $0.45 per diluted share, for the second quarter of 2015, compared to $2.3 billion, or $0.19 per share, in the year-ago period. Revenue, net of interest expense, on an FTE basis, rose $385 million, or 2 percent, from the second quarter of 2014 to $22.3 billion(I).

Net interest income for the most recent quarter included $669 million ($0.04 per share) in positive market-related adjustments, primarily from the company's debt securities portfolio, due to the impact of higher long-term interest rates. This compares with $175 million in negative market-related adjustments in the year-ago quarter.

“Solid core loan growth, higher mortgage originations and the lowest expenses since 2008 contributed to our strongest earnings in several years, as we continued to build broader and deeper relationships with our customers and clients,” said Chief Executive Officer Brian Moynihan. “We also benefited from the improvement in the U.S. economy, where we are particularly well positioned.

"Also, we continued to deliver value for our shareholders by increasing tangible book value and returning $1.3 billion in capital through common stock repurchases and dividends."

"We strengthened an already strong and highly liquid balance sheet this quarter," said Chief Financial Officer Bruce Thompson. "We improved capital and liquidity to record levels. Equally important, we put our balance sheet to work this quarter, growing core loan balances while maintaining strong risk underwriting."

Selected Financial Highlights

	Three Months Ended
(Dollars in millions, except per share data)	June 30 2015	March 31 2015	June 30 2014
Net interest income, FTE basis[1]	$10,716	$9,670	$10,226
Noninterest income	11,629	11,751	11,734
Total revenue, net of interest expense, FTE basis[1]	22,345	21,421	21,960
Provision for credit losses	780	765	411
Noninterest expense[2]	13,818	15,695	18,541
Net income	$5,320	$3,357	$2,291
Diluted earnings per common share	$0.45	$0.27	$0.19

[1]
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliations to GAAP financial measures, refer to pages 22-24 of this press release. Net interest income on a GAAP basis was $10.5 billion, $9.5 billion and $10.0 billion for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively. Total revenue, net of interest expense, on a GAAP basis was $22.1 billion, $21.2 billion and $21.7 billion for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively.

[2]	Noninterest expense includes litigation expense of $175 million, $370 million and $4.0 billion for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively.

Net interest income, on an FTE basis, was $10.7 billion in the second quarter of 2015, up 5 percent, or $490 million, from the year-ago quarter. The improvement was driven by the market-related adjustments mentioned above, lower long-term debt balances, deposit growth and commercial loan growth. This was partially offset by lower consumer loan balances and lower yields. Excluding the impact of the market-related adjustments, net interest income was $10.0 billion in the second quarter of 2015, compared to $10.2 billion in the prior quarter and $10.4 billion in the year-ago quarter(I).

Noninterest income was down $105 million from the year-ago quarter to $11.6 billion as higher mortgage banking income and higher investment and brokerage services income were more than offset by lower equity investment income, reduced gains on sales of debt securities, and modest declines in sales and trading revenue and investment banking fees. Noninterest income for the second quarter of 2015 also included $346 million in pretax gains on sales of consumer real estate loans, compared to $170 million in pretax gains in the year-ago quarter.

The provision for credit losses increased $369 million from the second quarter of 2014 to $780 million. Adjusted for the impact of the August 2014 U.S. Department of Justice (DoJ) settlement (previously reserved for) and recoveries from nonperforming loan sales, net charge-offs declined $329 million, or 26 percent, from the second quarter of 2014 to $929 million, with the adjusted net charge-off ratio falling to 0.43 percent in the second quarter of 2015 from 0.56 percent in the year-ago quarter(D). The decline in net charge-offs was driven by an improvement in consumer portfolio trends. In the second quarter of 2015, the reserve release was $288 million, including the utilization of previously accrued DoJ reserves, compared to a reserve release of $662 million in the second quarter of 2014.

Noninterest expense declined $4.7 billion, or 25 percent, from the second quarter of 2014 to $13.8 billion. Excluding litigation expense of $175 million in the second quarter of 2015 and $4.0 billion in the year-ago quarter, noninterest expense decreased 6 percent from the year-ago quarter to $13.6 billion, reflecting continued progress on Legacy Assets and Servicing (LAS) cost initiatives, and good expense control(B).

The effective tax rate for the second quarter of 2015 was 29.2 percent.

Business Segment Results
The company reports results through five business segments: Consumer Banking, Global Wealth and Investment Management (GWIM), Global Banking, Global Markets and Legacy Assets and Servicing (LAS), with the remaining operations recorded in All Other.
Consumer Banking

	Three Months Ended
(Dollars in millions)	June 30 2015	March 31 2015	June 30 2014
Total revenue, net of interest expense, FTE basis	$7,544	$7,450	$7,649
Provision for credit losses	506	716	550
Noninterest expense	4,321	4,389	4,505
Net income	$1,704	$1,475	$1,634
Return on average allocated capital[1]	24%	21%	22%
Average loans	$201,703	$199,581	$195,413
Average deposits	545,454	531,365	514,137
At period-end
Brokerage assets	$121,961	$118,492	$105,926

[1]
Return on average allocated capital is a non-GAAP financial measure. The company believes the use of this non-GAAP financial measure provides additional clarity in assessing the results of the segments. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

Business Highlights

•	Average deposit balances increased $31.3 billion, or 6 percent, from the year-ago quarter to $545.5 billion.

•
The company originated $16.0 billion in first-lien residential mortgage loans and $3.2 billion in home equity loans in the second quarter of 2015, compared to $11.1 billion and $2.6 billion, respectively, in the year-ago quarter.

•	Client brokerage assets increased $16.0 billion, or 15 percent, from the year-ago quarter to $122.0 billion, driven primarily by strong account flows and improved market valuations.

•
The company issued 1.3 million new consumer credit cards in the second quarter of 2015, the highest number since the third quarter of 2008 and up from the 1.1 million cards issued in the year-ago quarter.

•
The number of mobile banking customers increased to 17.6 million users, and 13 percent of all deposit transactions by consumers were done through mobile devices, compared to 10 percent in the year-ago quarter.

Financial Overview

Consumer Banking reported net income of $1.7 billion, up 4 percent from the year-ago quarter, as the business reduced expenses for the fourth consecutive quarter and asset quality continued to improve. These factors were partially offset by a decline in net interest income.

Revenue was down 1 percent from the second quarter of 2014 to $7.5 billion, as the allocation of asset liability management (ALM) activities and lower card yields and card loan balances were partially offset by higher noninterest income. Noninterest income of $2.6 billion was up 2 percent, driven by higher card income and higher mortgage banking income.

The provision for credit losses decreased $44 million from the year-ago quarter to $506 million, driven by continued improvement in credit quality within the credit card and consumer vehicle lending portfolios.

Noninterest expense decreased 4 percent from the second quarter of 2014 to $4.3 billion, as the company continued to optimize its delivery network. Driven by the continued growth in mobile banking and other self-service customer touchpoints, the company continued to refine its retail footprint, closing or divesting 267 locations and adding 33 locations since the second quarter of 2014, resulting in a total of 4,789 financial centers at the end of the second quarter of 2015.

Return on average allocated capital was 24 percent in the second quarter of 2015, compared to 22 percent in the second quarter of 2014.

Global Wealth and Investment Management (GWIM)

	Three Months Ended
(Dollars in millions)	June 30 2015	March 31 2015	June 30 2014
Total revenue, net of interest expense, FTE basis	$4,573	$4,517	$4,589
Provision for credit losses	15	23	(8)
Noninterest expense	3,457	3,459	3,445
Net income	$690	$651	$726
Return on average allocated capital[1]	23%	22%	24%
Average loans and leases	$130,270	$126,129	$118,512
Average deposits	239,974	243,561	240,042
At period-end (dollars in billions)
Assets under management	$930	$917	$879
Total client balances[2]	2,522	2,510	2,468

[1]
Return on average allocated capital is a non-GAAP financial measure. The company believes the use of this non-GAAP financial measure provides additional clarity in assessing the results of the segments. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

[2]	Total client balances is defined as assets under management, client brokerage assets, assets in custody, client deposits and loans (including margin receivables).

Business Highlights

•	Total client balances increased $53.5 billion from the year-ago quarter to more than $2.5 trillion, driven by net inflows.

•	Second-quarter 2015 long-term assets under management (AUM) flows of $8.6 billion were the 24th consecutive quarter of positive flows.

•	Asset management fees increased 9 percent from the second quarter of 2014 to $2.1 billion.

•	Average loan balances increased 10 percent from the year-ago quarter to $130.3 billion, marking the 21st consecutive quarter of loan balance growth.

•
The number of wealth advisors increased by 1,077 advisors from the year-ago quarter to 17,798. This includes an additional 333 advisors in Consumer Banking as the company continues to expand its specialist network to broaden and deepen client relationships.

Financial Overview

Global Wealth and Investment Management reported net income of $690 million, compared to $726 million in the second quarter of 2014. Revenue was relatively stable at $4.6 billion, as a 9 percent increase in asset management fees and higher net interest income from loan growth were offset by the impact of the company's allocation of ALM activities on net interest income, and lower transactional revenue. The second-quarter 2015 pretax margin was relatively constant at 24 percent.

Noninterest expense of $3.5 billion was relatively unchanged compared to the year-ago quarter due to an increase in personnel costs driven by higher revenue-related incentive compensation and investment in client-facing professionals, offset by lower support costs. The provision for credit losses increased $23 million from the year-ago quarter to $15 million.

Return on average allocated capital was 23 percent in the second quarter of 2015, compared to 24 percent in the year-ago quarter.

Global Banking

	Three Months Ended
(Dollars in millions)	June 30 2015	March 31 2015	June 30 2014
Total revenue, net of interest expense, FTE basis	$4,115	$4,278	$4,438
Provision for credit losses	177	96	136
Noninterest expense	1,941	2,010	2,007
Net income	$1,251	$1,366	$1,445
Return on average allocated capital[1]	14%	16%	17%
Average loans and leases	$300,631	$289,522	$287,795
Average deposits	288,117	286,434	284,947

[1]
Return on average allocated capital is a non-GAAP financial measure. The company believes the use of this non-GAAP financial measure provides additional clarity in assessing the results of the segments. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

Business Highlights

•	Bank of America Merrill Lynch generated firmwide investment banking fees of $1.5 billion, excluding self-led deals, in the second quarter of 2015, maintaining its No. 3 global ranking(J).

•
Bank of America Merrill Lynch was ranked among the top three global financial institutions in leveraged loans, asset-backed securities, convertible debt, investment grade corporate debt, syndicated loans, announced mergers and acquisitions and debt capital markets during the second quarter of 2015(J).

•	Average loan and lease balances increased $12.8 billion, or 4 percent, from the year-ago quarter, to $300.6 billion, largely due to growth in the commercial and industrial loan portfolio.

•
In July, Euromoney magazine announced that Bank of America Merrill Lynch won the highest number of global awards, including being named Best Global Loan House and Best Global Transaction Services House in the Euromoney 2015 Awards for Excellence.

Financial Overview

Global Banking reported net income of $1.3 billion in the second quarter of 2015, generating a return on average allocated capital of 14 percent. The quarter included strong loan growth, deposit growth and solid investment banking income, although down from a strong year-ago quarter. This compares with net income of $1.4 billion and a return on average allocated capital of 17 percent in the year-ago quarter.

Within revenue, net interest income was down $229 million, reflecting the impact of the company's allocation of ALM activities and liquidity costs as well as compression in loan spreads. This was offset in part by loan growth. Total corporation investment banking fees, excluding self-led deals, declined to $1.5 billion in the second quarter from a strong year-ago quarter of $1.6 billion, with higher advisory fees more than offset by a decline in equity issuance fees from record levels a year ago.

The provision for credit losses increased $41 million from the year-ago quarter to $177 million in line with higher loan balances as compared to the year-ago quarter. Noninterest expense decreased $66 million, or 3 percent, from the year-ago quarter to $1.9 billion, reflecting lower litigation expense and other technology initiative costs, partly offset by investment in client-facing personnel.

Global Markets

	Three Months Ended
(Dollars in millions)	June 30 2015	March 31 2015	June 30 2014
Total revenue, net of interest expense, FTE basis	$4,259	$4,614	$4,599
Total revenue, net of interest expense, FTE basis, excluding net DVA[1]	4,157	4,595	4,530
Provision for credit losses	6	21	20
Noninterest expense	2,723	3,131	2,875
Net income	$993	$945	$1,102
Return on average allocated capital[2]	11%	11%	13%
Total average assets	$602,732	$598,595	$617,156

[1]	Represents a non-GAAP financial measure. Net DVA gains were $102 million, $19 million and $69 million for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively.

[2]
Return on average allocated capital is a non-GAAP financial measure. The company believes the use of this non-GAAP financial measure provides additional clarity in assessing the results of the segments. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

Business Highlights

•
Equities sales and trading revenue, excluding net DVA, increased 13 percent from the year-ago quarter to $1.2 billion, largely driven by increased client activity in the Asia-Pacific region and strong performance in derivatives(K).

Financial Overview

Global Markets reported net income of $993 million in the second quarter of 2015, compared to $1.1 billion in the year-ago quarter, reflecting lower gains on an equity investment (not included in sales and trading) and, to a lesser degree, lower sales and trading revenue. This was offset in part by reduced noninterest expense.

Revenue decreased $340 million, or 7 percent, from the year-ago quarter to $4.3 billion. Excluding net DVA, revenue decreased $373 million, or 8 percent, to $4.2 billion(L). Net DVA gains were $102 million, compared to $69 million in the year-ago quarter.

Fixed Income, Currencies and Commodities sales and trading revenue, excluding net DVA, decreased 9 percent from the year-ago quarter, due to declines in credit-related businesses, offset in part by an improvement in macro products on increased client activity(M). Equities sales and trading revenue, excluding net DVA, increased 13 percent from the year-ago quarter, reflecting increased client activity in the Asia-Pacific region and strong performance in derivatives(K).

Noninterest expense of $2.7 billion decreased $152 million from the year-ago quarter, driven by a reduction in revenue-related incentive compensation and lower support costs.

Return on average allocated capital was 11 percent in the second quarter of 2015, compared to 13 percent in the year-ago quarter.

Legacy Assets and Servicing (LAS)

	Three Months Ended
(Dollars in millions)	June 30 2015	March 31 2015	June 30 2014
Total revenue, net of interest expense, FTE basis	$1,089	$914	$800
Provision for credit losses	57	91	(39)
Noninterest expense[1]	961	1,203	5,234
Net income (loss)	$45	$(239)	$(2,741)
Average loans and leases	30,897	32,411	36,705
At period-end
Loans and leases	$30,024	$31,690	$35,984
1 Noninterest expense includes litigation expense of $59 million, $179 million and $3.8 billion for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014.

Business Highlights

•
The number of 60+ days delinquent first mortgage loans serviced by LAS declined to 132,000 loans at the end of the second quarter of 2015, down 21,000 loans, or 14 percent, from the prior quarter and down 131,000 loans, or 50 percent, from the year-ago quarter.

•	Noninterest expense, excluding litigation, was $902 million in the second quarter of 2015, down from $1.0 billion in the first quarter of 2015 and $1.4 billion in the second quarter of 2014(C).

Financial Overview

Legacy Assets and Servicing reported net income of $45 million in the second quarter of 2015, compared to a loss of $2.7 billion for the same period in 2014, driven by lower expenses, primarily litigation expense, and a benefit in the provision for representations and warranties.

The most recent quarter included a net benefit of $204 million in representations and warranty provision, driven by a recent court ruling involving the New York statute of limitations on filing representations and warranties claims. Excluding representations and warranties provision (benefit) in both periods, revenue was relatively unchanged from the second quarter of 2014 with improved MSR net-of-hedge performance, mostly offset by lower servicing fees due to a smaller servicing portfolio.

The provision for credit losses increased $96 million from the year-ago quarter to $57 million as the company continues to release reserves but at a slower pace than in the year-ago quarter.

Noninterest expense decreased $4.3 billion from the year-ago quarter to $961 million primarily due to a decrease in litigation expense of $3.7 billion and lower default-related staffing and other default-related servicing expenses. Excluding litigation, noninterest expense declined $526 million, or 37 percent, to $902 million in the second quarter of 2015, as the number of 60+ days delinquent first mortgage loans serviced by LAS declined 50 percent to 132,000 loans(C).

All Other1

	Three Months Ended
(Dollars in millions)	June 30 2015	March 31 2015	June 30 2014
Total revenue, net of interest expense, FTE basis[2]	$765	$(352)	$(115)
Provision for credit losses	19	(182)	(248)
Noninterest expense	415	1,503	475
Net income (loss)	$637	$(841)	$125
Total average loans	156,006	167,758	210,576

[1]
All Other consists of ALM activities, equity investments, the international consumer card business, liquidating businesses, residual expense allocations and other. ALM activities encompass residential mortgage securities, interest rate and foreign currency risk management activities including the residual net interest income allocation, the impact of certain allocation methodologies and accounting hedge ineffectiveness. Beginning with new originations in 2014, we retain certain residential mortgages in Consumer Banking, consistent with where the overall relationship is managed; previously such mortgages were in All Other. Additionally, certain residential mortgage loans that are managed by Legacy Assets & Servicing are held in All Other. The results of certain ALM activities are allocated to our business segments. Equity investments include our merchant services joint venture as well as Global Principal Investments which is comprised of a portfolio of equity, real estate and other alternative investments.

[2]
Revenue includes equity investment income of $11 million, $1 million and $95 million for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively, and gains on sales of debt securities of $162 million, $263 million and $382 million for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively.

All Other reported net income of $637 million in the second quarter of 2015, compared to $125 million for the same period a year ago.

Net interest income increased $875 million from the year-ago quarter, driven by the positive impact of market-related adjustments mentioned above on page 3. Noninterest income rose slightly from the year-ago quarter, reflecting higher gains on the sales of consumer real estate loans, offset by declines in equity investment income and lower gains on sales of debt securities in the second quarter of 2015.

The provision for credit losses increased $267 million from the second quarter of 2014 to $19 million, driven primarily by lower recoveries on nonperforming loan sales.

Noninterest expense declined $60 million primarily as a result of lower personnel costs compared with the year-ago quarter.

Credit Quality

	Three Months Ended
(Dollars in millions)	June 30 2015	March 31 2015	June 30 2014
Provision for credit losses	$780	$765	$411
Net charge-offs[1]	1,068	1,194	1,073
Net charge-off ratio[1,2]	0.49%	0.56%	0.48%
Net charge-off ratio, including PCI write-offs[2]	0.62	0.70	0.55
At period-end
Nonperforming loans, leases and foreclosed properties	$11,565	$12,101	$15,300
Nonperforming loans, leases and foreclosed properties ratio[3]	1.31%	1.39%	1.70%
Allowance for loan and lease losses	$13,068	$13,676	$15,811
Allowance for loan and lease losses ratio[4]	1.49%	1.57%	1.75%

[1]	Excludes write-offs of PCI loans of $290 million, $288 million and $160 million for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively.

[2]	Net charge-off ratios are calculated as annualized net charge-offs divided by average outstanding loans and leases during the period.

[3]
Nonperforming loans, leases and foreclosed properties ratios are calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.

[4]	Allowance for loan and lease losses ratio is calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.
Note: Ratios do not include loans accounted for under the fair value option.

Credit quality continued to improve in the second quarter of 2015 with adjusted net charge-offs declining across most major portfolios when compared to the year-ago quarter. The balance of 30+ days performing delinquent loans, excluding fully insured loans, declined across all consumer portfolios from the year-ago quarter, remaining at record low levels in the U.S. credit card portfolio. Additionally, nonperforming loans, leases and foreclosed properties were down 24 percent from the year-ago period.

Net charge-offs were $1.1 billion in the second quarter of 2015, compared to $1.2 billion in the first quarter of 2015 and $1.1 billion in the second quarter of 2014. Adjusted for losses associated with the August 2014 DoJ settlement (previously reserved for) and recoveries from nonperforming loan sales, net charge-offs declined $329 million, or 26 percent, from the second quarter of 2014 to $929 million with the adjusted net charge-off ratio falling to 0.43 percent in the second quarter of 2015 from 0.56 percent in the year-ago quarter(D).

The provision for credit losses increased to $780 million in the second quarter of 2015 from $411 million in the second quarter of 2014 as the company continued to release reserves but at a slower pace than in the year-ago quarter and had a lower level of loan sale recoveries. During the second quarter of 2015, the reserve release was $288 million which includes the utilization of previously accrued DoJ reserves, compared to a reserve release of $662 million in the second quarter of 2014.

The allowance for loan and lease losses to annualized net charge-off coverage ratio was 3.05 times in the second quarter of 2015, compared with 3.67 times in the second quarter of 2014. The allowance for loan and lease losses to annualized net charge-off coverage ratio, excluding the impact of DoJ and recoveries on nonperforming loan sales, was 3.51 times in the second quarter of 2015, compared with 3.13 times in the second quarter of 2014(D).
Nonperforming loans, leases and foreclosed properties were $11.6 billion at June 30, 2015, a decrease from $12.1 billion at March 31, 2015 and $15.3 billion at June 30, 2014.

Within the commercial loan portfolio, reservable criticized loans increased 7 percent from the year-ago quarter due to certain downgrades in the company's oil and gas portfolio. However, the reservable criticized rate is still below pre-financial crisis levels.

Capital and Liquidity Management1,2,3

(Dollars in billions)	At June 30 2015	At March 31 2015
Basel 3 Transition (under Standardized approach)
Common equity tier 1 capital - Basel 3	$158.3	$155.4
Risk-weighted assets	1,407.5	1,405.3
Common equity tier 1 capital ratio - Basel 3	11.2%	11.1%
Basel 3 Fully Phased-in (under Standardized approach)[3]
Common equity tier 1 capital - Basel 3	$148.3	$147.2
Risk-weighted assets	1,433.0	1,430.7
Common equity tier 1 capital ratio - Basel 3	10.3%	10.3%

(Dollars in millions, except per share information)	At June 30 2015	At March 31 2015	At June 30 2014
Tangible common equity ratio[4]	7.6%	7.5%	7.1%
Total shareholders’ equity	$251,659	$250,188	$237,411
Common equity ratio	10.7%	10.6%	10.3%
Tangible book value per share[4]	$15.02	$14.79	$14.24
Book value per share	21.91	21.66	21.16

[1]	Regulatory capital ratios are preliminary.

[2]
On January 1, 2014, the Basel 3 rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity tier 1 capital and tier 1 capital.

[3]
Basel 3 common equity tier 1 capital and risk-weighted assets on a fully phased-in basis are non-GAAP financial measures. For reconciliations to GAAP financial measures, refer to page 18 of this press release. The company's fully phased-in Basel 3 estimates are based on its current understanding of the Standardized approach under the Basel 3 rules, assuming all relevant regulatory model approvals, except for the potential reduction to risk-weighted assets resulting from removal of the Comprehensive Risk Measure surcharge. For more information, refer to Endnote (E) on page 13.

[4]	Tangible common equity ratio and tangible book value per share are non-GAAP financial measures. For reconciliations to GAAP financial measures, refer to pages 22-24 of this press release.

The Common equity tier 1 capital ratio under the Basel 3 Standardized Transition approach was 11.2 percent at June 30, 2015 and 11.1 percent at March 31, 2015.

While the Basel 3 fully phased-in Standardized and fully phased-in Advanced approaches do not go into effect until 2018, the company is providing the following estimates for comparative purposes.

•	The estimated Common equity tier 1 capital ratio under the Basel 3 Standardized approach on a fully phased-in basis was 10.3 percent at both June 30, 2015 and March 31, 2015(E).

•	The estimated Common equity tier 1 capital ratio under the Basel 3 Advanced approaches on a fully phased-in basis was 10.4 percent at June 30, 2015 and 10.1 percent at March 31, 2015(E).

As previously disclosed, U.S. banking regulators have requested modifications to certain wholesale (e.g., commercial) and other credit models to exit parallel run, which is estimated to negatively impact the Common equity tier 1 capital ratio. If the requested modifications to these models were included, the estimated Common equity tier 1 capital ratio under the Basel 3 Advanced approaches on a fully phased-in basis would be approximately 9.3 percent at June 30, 2015. The company is currently working with the U.S. banking regulators in order to exit parallel run.

At June 30, 2015, the estimated supplementary leverage ratio (SLR)(N) for the Bank Holding Company was approximately 6.3 percent, which exceeds the 5.0 percent minimum for bank holding companies, and the estimated SLR for the company's primary banking entity was approximately 7.0 percent at June 30, 2015, which exceeds the 6.0 percent "well capitalized" level.

At June 30, 2015, Global Excess Liquidity Sources totaled $484 billion, compared to $478 billion at March 31, 2015 and $431 billion at June 30, 2014(F). Time-to-required funding was 40 months at June 30, 2015, compared to 37 months at March 31, 2015 and 38 months at June 30, 2014(F). The Consolidated Liquidity Coverage Ratio at June 30, 2015 exceeds the fully phased-in 2017 minimum requirement(O).

Period-end common shares issued and outstanding were 10.47 billion at June 30, 2015 and 10.52 billion at both March 31, 2015 and June 30, 2014. The company repurchased a total of $775 million in common stock during the second quarter of 2015 at an average price of $15.93 per share.

Tangible book value per share(G) was $15.02 at June 30, 2015, compared to $14.79 at March 31, 2015 and $14.24 at June 30, 2014. Book value per share was $21.91 at June 30, 2015, compared to $21.66 at March 31, 2015 and $21.16 at June 30, 2014.
------------------------------
End Notes

(A)	Sales and trading revenue, excluding net DVA, is a non-GAAP financial measure. Net DVA gains were $102 million and $69 million for the three months ended June 30, 2015 and 2014, respectively.

(B)
Noninterest expense, excluding litigation expense, is a non-GAAP financial measure. Noninterest expense on a GAAP basis was $13.8 billion, $15.7 billion and $18.5 billion for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively. Noninterest expense, excluding litigation expense, was $13.6 billion, $15.3 billion and $14.6 billion for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively. Litigation expense was $0.2 billion, $0.4 billion and $4.0 billion for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively. The first quarter of 2015 also included $1.0 billion in annual retirement-eligible incentive costs.

(C)
Legacy Assets and Servicing (LAS) noninterest expense, excluding litigation, is a non-GAAP financial measure. LAS noninterest expense was $961 million, $1.2 billion and $5.2 billion for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively. LAS litigation expense was $59 million, $179 million and $3.8 billion in the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively.

(D)
Net charge-offs adjusted for the impact of the DoJ settlement of ($166) million, ($230) million and $0 previously reserved for and recoveries from nonperforming loan sales of $27 million, $40 million and $185 million for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014 are non-GAAP financial measures. On a GAAP basis, net charge-offs were $1.1 billion and the net charge-off ratio was 0.49 percent for the three months ended June 30, 2015, $1.2 billion and 0.56 percent for the three months ended March 31, 2015 and $1.1 billion and 0.48 percent for the three months ended June 30, 2014.

(E)
Basel 3 common equity tier 1 capital and risk-weighted assets on a fully phased-in basis are non-GAAP financial measures. For reconciliation to GAAP financial measures, refer to page 18 of this press release. On January 1, 2014, the Basel 3 rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting Common Equity Tier 1 (CET1) capital and Tier 1 capital. Basel 3 Advanced approaches estimates assume approval by U.S. banking regulators of our internal analytical models, including approval of the internal models methodology, but do not include the benefit of the removal of the surcharge applicable to the comprehensive risk measure. Our estimates under the Basel 3 Advanced approaches may be refined over time as a result of further rulemaking or clarification by U.S. banking regulators or as our understanding and interpretation of the rules evolve. The U.S. banking regulators have requested modifications to certain internal analytical models including the wholesale (e.g., commercial) and other credit models which would increase our risk-weighted assets and, as a result, negatively impact our capital ratios. If the requested modifications to these models were included, the estimated Common equity tier 1 capital ratio under the Basel 3 Advanced approaches on a fully phased-in basis would be approximately 9.3 percent at June 30, 2015. The company is currently working with the U.S. banking regulators in order to exit parallel run.

(F)
Global Excess Liquidity Sources include cash and high-quality, liquid, unencumbered securities, limited to U.S. government securities, U.S. agency securities, U.S. agency MBS, and a select group of non-U.S. government and supranational securities, and are readily available to meet funding requirements as they arise. It does not include Federal Reserve Discount Window or Federal Home Loan Bank borrowing capacity. Transfers of liquidity from the bank or other regulated entities are subject to certain regulatory restrictions. Time-to-required funding is a debt coverage measure and is expressed as the number of months unsecured holding company obligations of Bank of America Corporation can be met using only its Global Excess Liquidity Sources without issuing debt or sourcing additional liquidity. We define unsecured contractual obligations for purposes of this metric as maturities of senior or subordinated debt issued or guaranteed by Bank of America Corporation. We have included in the amount of unsecured contractual obligations the $8.6 billion liability, including estimated costs, for settlements, primarily for the previously announced BNY Mellon private-label securitization settlement.

(G)
Tangible book value per share of common stock is a non-GAAP financial measure. Other companies may define or calculate this measure differently. Book value per share was $21.91 at June 30, 2015, compared to $21.66 at March 31, 2015 and $21.16 at June 30, 2014. For more information, refer to pages 22-24 of this press release.

(H)
Return on average tangible common equity is a non-GAAP financial measure. We believe the use of this non-GAAP financial measure provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate this measure differently. Return on average common equity was 8.75 percent in the second quarter of 2015.

(I)
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release. Net interest income on a GAAP basis was $10.5 billion, $9.5 billion and $10.0 billion for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively. Net interest income on an FTE basis excluding market-related adjustments represents a non-GAAP financial measure. Market-related adjustments of premium amortization expense and hedge ineffectiveness were $0.7 billion, ($0.5) billion, and ($0.2) billion for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively. Total revenue, net of interest expense, on a GAAP basis was $22.1 billion, $21.2 billion and $21.7 billion for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively.

(J)	Rankings per Dealogic as of July 6, 2015 for the quarter ended June 30, 2015.

(K)	Equities sales and trading revenue, excluding net DVA, is a non-GAAP financial measure. Equities net DVA gains were $20 million and $13 million for the three months ended June 30, 2015 and 2014.

(L)	Global Markets revenue, excluding net DVA, is a non-GAAP financial measure. Net DVA gains were $102 million and $69 million for the three months ended June 30, 2015 and 2014, respectively.

(M)
FICC sales and trading revenue, excluding net DVA, is a non-GAAP financial measure. FICC net DVA gains were $82 million and $56 million for the three months ended June 30, 2015 and June 30, 2014, respectively.

(N)
The supplementary leverage ratio is based on estimates from our current understanding of finalized rules issued by banking regulators on September 3, 2014. The estimated ratio is measured using quarter-end Tier 1 capital, as the numerator, calculated under Basel 3 on a fully phased-in basis. The denominator is supplementary leverage exposure based on the daily average of the sum of on-balance sheet exposures less permitted Tier 1 deductions, as well as the simple average of certain off-balance sheet exposures, as of the end of each month in a quarter. Off-balance sheet exposures include lending commitments, letters of credit, OTC derivatives, repo-style transactions and margin loan commitments.

(O)	The Liquidity Coverage Ratio (LCR) estimates are based on our current understanding of the final U.S. LCR rules which were issued on September 3, 2014.

Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Bruce Thompson will discuss second-quarter 2015 results in a conference call at 8:30 a.m. ET today.
The presentation and supporting materials can be accessed on the Bank of America Investor Relations website at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1732 (international), and the conference ID is: 79795. Please dial in 10 minutes prior to the start of the call.
A replay will be available via webcast through the Bank of America Investor Relations website. A replay will also be available beginning at noon ET on July 15 through 11:59 p.m. ET on July 23 by telephone at 1.800.753.8546 (U.S.) or 1.402.220.0685 (international).

Bank of America
Bank of America is one of the world's leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 48 million consumer and small business relationships with approximately 4,800 retail financial centers, approximately 16,000 ATMs, and award-winning online banking with 31 million active users and approximately 18 million mobile users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in all 50 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

Forward-looking Statements
Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent Bank of America's current expectations, plans or forecasts of its future results and revenues, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of Bank of America's 2014 Annual Report on Form 10-K, and in any of Bank of America's subsequent Securities and Exchange Commission filings: the Company's ability to resolve representations and warranties repurchase and related claims including claims or suits brought with respect to securitization trusts under alternate theories of recovery where the statute of limitations for representations and warranties claims against the sponsor has expired; the possibility that the Company could face related servicing, securities, fraud, indemnity, contribution or other claims from one or more counterparties, including trustees, purchasers of loans, underwriters, issuers, other parties involved in securitizations, monolines or private-label and other investors; the possibility that final court approval of negotiated settlements is not obtained, including the possibility that all of the conditions necessary to obtain final approval of the BNY Mellon Settlement do not occur; the possibility that future representations and warranties losses may occur in excess of the Company's recorded liability and estimated range of possible loss for its representations and warranties exposures; the possibility that the Company may not collect mortgage insurance claims; potential claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory proceedings, including the possibility that amounts may be in excess of the Company’s recorded liability and estimated range of possible losses for litigation exposures; the possibility that the European Commission will impose remedial measures in relation to its investigation of the Company's competitive practices; the possible outcome of LIBOR, other reference rate and foreign exchange inquiries and investigations; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Company's exposures to such risks, including direct, indirect and operational; the impact of U.S. and global interest rates, currency exchange rates and economic conditions; the impact on the Company's business, financial condition and results of operations of a potential higher interest rate environment; adverse changes to the Company's credit ratings from the major credit rating agencies; estimates of the fair value of certain of the Company's assets and liabilities; uncertainty regarding the content, timing and impact of regulatory capital and liquidity requirements, including but not limited to, any G-SIB surcharge; the possibility that our internal analytical models will not be approved by U.S. banking regulators; the possibility that in connection with our effort to exit our Advanced approaches parallel run, our internal analytical models (including the internal models methodology) will either not be approved by U.S. banking regulators, or will be approved with significant modifications, which could, for example, increase our risk-weighted assets and, as a result, negatively impact our capital ratios under the Advanced approaches; the possible impact of Federal Reserve actions on the Company’s capital plans; the impact of implementation and compliance with new and evolving U.S. and international regulations, including but not limited to recovery and resolution planning requirements, the Volcker Rule, and derivatives regulations; the impact of recent proposed U.K. tax law changes, including a reduction to the U.K. corporate tax rate and the creation of a bank surcharge tax, which together may result in a tax charge upon enactment and higher tax expense going forward, as well as a reduction in the bank levy; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third parties, including as a result of cyber attacks; and other similar matters.

Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

BofA Global Capital Management Group, LLC (BofA Global Capital Management) is an asset management division of Bank of America Corporation. BofA Global Capital Management entities furnish investment management services and products for institutional and individual investors.

Bank of America Merrill Lynch is the marketing name for the Global Banking and Global Markets businesses of Bank of America Corporation. Lending, derivatives and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (Investment Banking Affiliates), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation's broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates.

For more Bank of America news, visit the Bank of America newsroom at http://newsroom.bankofamerica.com.
www.bankofamerica.com

Bank of America Corporation and Subsidiaries
Selected Financial Data
(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Six Months Ended June 30		Second Quarter 2015	First Quarter 2015	Second Quarter 2014
	2015	2014
Net interest income	$19,939	$20,098	$10,488	$9,451	$10,013
Noninterest income	23,380	24,215	11,629	11,751	11,734
Total revenue, net of interest expense	43,319	44,313	22,117	21,202	21,747
Provision for credit losses	1,545	1,420	780	765	411
Noninterest expense	29,513	40,779	13,818	15,695	18,541
Income before income taxes	12,261	2,114	7,519	4,742	2,795
Income tax expense	3,584	99	2,199	1,385	504
Net income	$8,677	$2,015	$5,320	$3,357	$2,291
Preferred stock dividends	712	494	330	382	256
Net income applicable to common shareholders	$7,965	$1,521	$4,990	$2,975	$2,035

Common shares issued	3,947	25,149	88	3,859	224
Average common shares issued and outstanding	10,503,379	10,539,769	10,488,137	10,518,790	10,519,359
Average diluted common shares issued and outstanding	11,252,417	10,599,641	11,238,060	11,266,511	11,265,123

Summary Average Balance Sheet
Total debt securities	$384,747	$337,845	$386,357	$383,120	$345,889
Total loans and leases	876,929	916,012	881,415	872,393	912,580
Total earning assets	1,810,178	1,822,177	1,815,892	1,804,399	1,840,850
Total assets	2,145,307	2,154,494	2,151,966	2,138,574	2,169,555
Total deposits	1,138,801	1,123,399	1,146,789	1,130,726	1,128,563
Common shareholders' equity	227,078	222,711	228,780	225,357	222,221
Total shareholders' equity	248,413	236,179	251,054	245,744	235,803

Performance Ratios
Return on average assets	0.82%	0.19%	0.99%	0.64%	0.42%
Return on average tangible common shareholders' equity (1)	10.38	2.05	12.78	7.88	5.47

Per common share information
Earnings	$0.76	$0.14	$0.48	$0.28	$0.19
Diluted earnings	0.72	0.14	0.45	0.27	0.19
Dividends paid	0.10	0.02	0.05	0.05	0.01
Book value	21.91	21.16	21.91	21.66	21.16
Tangible book value (1)	15.02	14.24	15.02	14.79	14.24

			June 30 2015	March 31 2015	June 30 2014
Summary Period-End Balance Sheet
Total debt securities			$392,379	$383,989	$352,883
Total loans and leases			886,449	877,956	911,899
Total earning assets			1,807,112	1,800,796	1,830,546
Total assets			2,149,034	2,143,545	2,170,557
Total deposits			1,149,560	1,153,168	1,134,329
Common shareholders' equity			229,386	227,915	222,565
Total shareholders' equity			251,659	250,188	237,411
Common shares issued and outstanding			10,471,837	10,520,401	10,515,825

Credit Quality	Six Months Ended June 30		Second Quarter 2015	First Quarter 2015	Second Quarter 2014
	2015	2014
Total net charge-offs	$2,262	$2,461	$1,068	$1,194	$1,073
Net charge-offs as a percentage of average loans and leases outstanding (2)	0.53%	0.55%	0.49%	0.56%	0.48%
Provision for credit losses	$1,545	$1,420	$780	$765	$411

			June 30 2015	March 31 2015	June 30 2014

Total nonperforming loans, leases and foreclosed properties (3)			$11,565	$12,101	$15,300
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties (2)			1.31%	1.39%	1.70%
Allowance for loan and lease losses			$13,068	$13,676	$15,811
Allowance for loan and lease losses as a percentage of total loans and leases outstanding (2)			1.49%	1.57%	1.75%

For footnotes, see page 18.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Selected Financial Data (continued)
(Dollars in millions)
	Basel 3 Standardized Transition
Capital Management	June 30 2015	March 31 2015	June 30 2014

Risk-based capital metrics (4, 5):
Common equity tier 1 capital	$158,326	$155,438	$153,582
Common equity tier 1 capital ratio	11.2%	11.1%	12.0%
Tier 1 leverage ratio	8.5	8.4	7.7

Tangible equity ratio (6)	8.6	8.6	7.8
Tangible common equity ratio (6)	7.6	7.5	7.1

Regulatory Capital Reconciliations (4, 7)	June 30 2015	March 31 2015	June 30 2014
Regulatory capital – Basel 3 transition to fully phased-in
Common equity tier 1 capital (transition) (5)	$158,326	$155,438	$153,582
Deferred tax assets arising from net operating loss and tax credit carryforwards phased in during transition	(5,705)	(6,031)	(11,118)
DVA related to liabilities and derivatives phased in during transition	384	498	1,229
Defined benefit pension fund assets phased in during transition	(476)	(459)	(658)
Accumulated OCI phased in during transition	(1,884)	(378)	(1,597)
Intangibles phased in during transition	(1,751)	(1,821)	(2,854)
Other adjustments and deductions phased in during transition	(588)	(48)	(1,401)
Common equity tier 1 capital (fully phased-in)	$148,306	$147,199	$137,183

Risk-weighted assets – As reported to Basel 3 (fully phased-in)
As reported risk-weighted assets (5)	$1,407,509	$1,405,267	$1,284,924
Change in risk-weighted assets from reported to fully phased-in	25,461	25,394	151,901
Basel 3 Standardized approach risk-weighted assets (fully phased-in)	1,432,970	1,430,661	1,436,825
Change in risk-weighted assets for advanced models	(6,067)	30,529	(49,390)
Basel 3 Advanced approaches risk-weighted assets (fully phased-in)	$1,426,903	$1,461,190	$1,387,435

Regulatory capital ratios
Basel 3 Standardized approach Common equity tier 1 (transition) (5)	11.2%	11.1%	12.0%
Basel 3 Standardized approach Common equity tier 1 (fully phased-in)	10.3	10.3	9.5
Basel 3 Advanced approaches Common equity tier 1 (fully phased-in)	10.4	10.1	9.9

(1)
Return on average tangible common shareholders' equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 22-24.

(2)	Ratios do not include loans accounted for under the fair value option during the period. Charge-off ratios are annualized for the quarterly presentation.

(3)
Balances do not include past due consumer credit card, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate; purchased credit-impaired loans even though the customer may be contractually past due; nonperforming loans held-for-sale; nonperforming loans accounted for under the fair value option; and nonaccruing troubled debt restructured loans removed from the purchased credit-impaired portfolio prior to January 1, 2010.

(4)	Regulatory capital ratios are preliminary.

(5)
Common equity tier 1 capital ratios at March 31, 2015 and June 30, 2015 reflect the migration of the risk-weighted assets calculation from the general risk-based approach to the Basel 3 Standardized approach, and Common equity tier 1 capital includes the 2015 phase-in of regulatory capital transition provisions.

(6)
Tangible equity ratio equals period-end tangible shareholders' equity divided by period-end tangible assets. Tangible common equity ratio equals period-end tangible common shareholders' equity divided by period-end tangible assets. Tangible shareholders' equity and tangible assets are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 22-24.

(7)
Basel 3 Common equity tier 1 capital and risk-weighted assets on a fully phased-in basis are non-GAAP financial measures. For reconciliations to GAAP financial measures, see above. The Corporation’s fully phased-in Basel 3 estimates are based on its current understanding of the Standardized and Advanced approaches under the Basel 3 rules. Under the Basel 3 Advanced approaches, risk-weighted assets are determined primarily for market risk and credit risk, similar to the Standardized approach, but also incorporate operational risk and a credit valuation adjustment component. Market risk capital measurements are consistent with the Standardized approach, except for securitization exposures, where the Supervisory Formula Approach is also permitted. Credit risk exposures are measured using internal ratings-based models to determine the applicable risk weight by estimating the probability of default, loss given default and, in certain instances, exposure at default. The internal analytical models primarily rely on internal historical default and loss experience. The calculations under Basel 3 require management to make estimates, assumptions and interpretations, including the probability of future events based on historical experience. Actual results could differ from those estimates and assumptions. These estimates assume approval by U.S. banking regulators of our internal analytical models, including approval of the internal models methodology, but do not include the benefit of the removal of the surcharge applicable to the comprehensive risk measure. Our estimates under the Basel 3 Advanced approaches may be refined over time as a result of further rulemaking or clarification by U.S. banking regulators or as our understanding and interpretation of the rules evolve. The U.S. banking regulators have requested modifications to certain internal analytical models including the wholesale (e.g., commercial) and other credit models which would increase our risk-weighted assets and, as a result, negatively impact our capital ratios. If the requested modifications to these models were included, the estimated Common equity tier 1 capital ratio under the Basel 3 Advanced approaches on a fully phased-in basis would be approximately 9.3 percent at June 30, 2015. The Corporation is currently working with the U.S. banking regulators in order to exit parallel run.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Quarterly Results by Business Segment
(Dollars in millions)
	Second Quarter 2015
	Consumer Banking	GWIM	Global Banking	Global Markets	Legacy Assets & Servicing	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,544	$4,573	$4,115	$4,259	$1,089	$765
Provision for credit losses	506	15	177	6	57	19
Noninterest expense	4,321	3,457	1,941	2,723	961	415
Net income	1,704	690	1,251	993	45	637
Return on average allocated capital (2)	24%	23%	14%	11%	1%	n/m
Balance Sheet
Average
Total loans and leases	$201,703	$130,270	$300,631	$61,908	$30,897	$156,006
Total deposits	545,454	239,974	288,117	39,718	n/m	22,482
Allocated capital (2)	29,000	12,000	35,000	35,000	24,000	n/m
Period end
Total loans and leases	$204,380	$132,377	$307,085	$66,026	$30,024	$146,557
Total deposits	547,343	237,624	292,261	39,326	n/m	22,964

	First Quarter 2015
	Consumer Banking	GWIM	Global Banking	Global Markets	Legacy Assets & Servicing	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,450	$4,517	$4,278	$4,614	$914	$(352)
Provision for credit losses	716	23	96	21	91	(182)
Noninterest expense	4,389	3,459	2,010	3,131	1,203	1,503
Net income (loss)	1,475	651	1,366	945	(239)	(841)
Return on average allocated capital (2)	21%	22%	16%	11%	n/m	n/m
Balance Sheet
Average
Total loans and leases	$199,581	$126,129	$289,522	$56,992	$32,411	$167,758
Total deposits	531,365	243,561	286,434	39,699	n/m	19,406
Allocated capital (2)	29,000	12,000	35,000	35,000	24,000	n/m
Period end
Total loans and leases	$200,153	$127,556	$295,653	$63,019	$31,690	$159,885
Total deposits	549,489	244,080	290,422	38,668	n/m	19,467

	Second Quarter 2014
	Consumer Banking	GWIM	Global Banking	Global Markets	Legacy Assets & Servicing	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,649	$4,589	$4,438	$4,599	$800	$(115)
Provision for credit losses	550	(8)	136	20	(39)	(248)
Noninterest expense	4,505	3,445	2,007	2,875	5,234	475
Net income (loss)	1,634	726	1,445	1,102	(2,741)	125
Return on average allocated capital (2)	22%	24%	17%	13%	n/m	n/m
Balance Sheet
Average
Total loans and leases	$195,413	$118,512	$287,795	$63,579	$36,705	$210,576
Total deposits	514,137	240,042	284,947	41,323	n/m	36,471
Allocated capital (2)	30,000	12,000	33,500	34,000	17,000	n/m
Period end
Total loans and leases	$197,021	$120,187	$286,976	$66,260	$35,984	$205,471
Total deposits	514,838	237,046	295,382	41,951	n/m	33,824

(1)
Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(2) Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Allocated capital and the related return are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. (See Exhibit A: Non-GAAP Reconciliations - Reconciliations to GAAP Financial Measures on pages 22-24.)

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Year-to-Date Results by Business Segment
(Dollars in millions)
	Six Months Ended June 30, 2015
	Consumer Banking	GWIM	Global Banking	Global Markets	Legacy Assets & Servicing	All Other
Total revenue, net of interest expense (FTE basis) (1)	$14,994	$9,090	$8,393	$8,873	$2,003	$413
Provision for credit losses	1,222	38	273	27	148	(163)
Noninterest expense	8,710	6,916	3,951	5,854	2,164	1,918
Net income (loss)	3,179	1,341	2,617	1,938	(194)	(204)
Return on average allocated capital (2)	22%	23%	15%	11%	n/m	n/m
Balance Sheet
Average
Total loans and leases	$200,648	$128,211	$295,107	$59,463	$31,650	$161,850
Total deposits	538,448	241,758	287,280	$39,709	n/m	20,951
Allocated capital (2)	29,000	12,000	35,000	35,000	24,000	n/m
Period end
Total loans and leases	$204,380	$132,377	$307,085	$66,026	$30,024	$146,557
Total deposits	547,343	237,624	292,261	39,326	n/m	22,964

	Six Months Ended June 30, 2014
	Consumer Banking	GWIM	Global Banking	Global Markets	Legacy Assets & Servicing	All Other
Total revenue, net of interest expense (FTE basis) (1)	$15,300	$9,136	$8,964	$9,625	$1,486	$216
Provision for credit losses	1,359	15	417	38	(27)	(382)
Noninterest expense	9,000	6,803	4,184	5,964	12,637	2,191
Net income (loss)	3,102	1,455	2,738	2,412	(7,622)	(70)
Return on average allocated capital (2)	21%	25%	16%	14%	n/m	n/m
Balance Sheet
Average
Total loans and leases	$195,916	$117,235	$287,857	$63,637	$37,401	$213,966
Total deposits	509,519	241,409	283,943	41,493	n/m	35,731
Allocated capital (2)	30,000	12,000	33,500	34,000	17,000	n/m
Period end
Total loans and leases	$197,021	$120,187	$286,976	$66,260	$35,984	$205,471
Total deposits	514,838	237,046	295,382	41,951	n/m	33,824

(1)
Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(2) Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Allocated capital and the related return are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. (See Exhibit A: Non-GAAP Reconciliations - Reconciliations to GAAP Financial Measures on pages 22-24.)

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Supplemental Financial Data
(Dollars in millions)

Fully taxable-equivalent (FTE) basis data (1)	Six Months Ended June 30		Second Quarter 2015	First Quarter 2015	Second Quarter 2014
	2015	2014
Net interest income	$20,386	$20,512	$10,716	$9,670	$10,226
Total revenue, net of interest expense	43,766	44,727	22,345	21,421	21,960
Net interest yield	2.27%	2.26%	2.37%	2.17%	2.22%
Efficiency ratio	67.43	91.17	61.84	73.27	84.43

Other Data			June 30 2015	March 31 2015	June 30 2014
Number of financial centers - U.S.			4,789	4,835	5,023
Number of branded ATMs - U.S.			15,992	15,903	15,973
Ending full-time equivalent employees			216,679	219,658	233,201

(1)
FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. See Reconciliations to GAAP Financial Measures on pages 22-24.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures
(Dollars in millions)

The Corporation evaluates its business based on a fully taxable-equivalent basis, a non-GAAP financial measure. The Corporation believes managing the business with net interest income on a fully taxable-equivalent basis provides a more accurate picture of the interest margin for comparative purposes. Total revenue, net of interest expense, includes net interest income on a fully taxable-equivalent basis and noninterest income. The Corporation views related ratios and analyses (i.e., efficiency ratios and net interest yield) on a fully taxable-equivalent basis. To derive the fully taxable-equivalent basis, net interest income is adjusted to reflect tax-exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. For purposes of this calculation, the Corporation uses the federal statutory tax rate of 35 percent. This measure ensures comparability of net interest income arising from taxable and tax-exempt sources. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield measures the basis points the Corporation earns over the cost of funds.

The Corporation also evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Tangible equity represents an adjusted shareholders' equity or common shareholders' equity amount which has been reduced by goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible common shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average common shareholders' equity. The tangible common equity ratio represents adjusted ending common shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average total shareholders' equity. The tangible equity ratio represents adjusted ending shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents adjusted ending common shareholders' equity divided by ending common shares outstanding. These measures are used to evaluate the Corporation's use of equity. In addition, profitability, relationship and investment models all use return on average tangible shareholders' equity as key measures to support our overall growth goals.

In addition, the Corporation periodically reviews capital allocated to its businesses and allocates capital annually during the strategic and capital planning processes. We utilize a methodology that considers the effect of regulatory capital requirements in addition to internal risk-based capital models. The Corporation's internal risk-based capital models use a risk-adjusted methodology incorporating each segment's credit, market, interest rate, business and operational risk components. Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Allocated capital and the related return both represent non-GAAP financial measures. Allocated capital is reviewed periodically and refinements are made based on multiple considerations that include, but are not limited to, risk-weighted assets measured under Basel 3 Standardized and Advanced approaches, business segment exposures and risk profile, and strategic plans. As part of this process, in 2015, the Corporation adjusted the amount of capital being allocated to its business segments, primarily Legacy Assets & Servicing.

See the tables below and on pages 23-24 for reconciliations of these non-GAAP financial measures to financial measures defined by GAAP for the six months ended June 30, 2015 and 2014 and the three months ended June 30, 2015, March 31, 2015 and June 30, 2014. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate supplemental financial data differently.

	Six Months Ended June 30		Second Quarter 2015	First Quarter 2015	Second Quarter 2014
	2015	2014
Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis
Net interest income	$19,939	$20,098	$10,488	$9,451	$10,013
Fully taxable-equivalent adjustment	447	414	228	219	213
Net interest income on a fully taxable-equivalent basis	$20,386	$20,512	$10,716	$9,670	$10,226

Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis
Total revenue, net of interest expense	$43,319	$44,313	$22,117	$21,202	$21,747
Fully taxable-equivalent adjustment	447	414	228	219	213
Total revenue, net of interest expense on a fully taxable-equivalent basis	$43,766	$44,727	$22,345	$21,421	$21,960

Reconciliation of income tax expense to income tax expense on a fully taxable-equivalent basis
Income tax expense	$3,584	$99	$2,199	$1,385	$504
Fully taxable-equivalent adjustment	447	414	228	219	213
Income tax expense on a fully taxable-equivalent basis	$4,031	$513	$2,427	$1,604	$717

Reconciliation of average common shareholders' equity to average tangible common shareholders' equity
Common shareholders' equity	$227,078	$222,711	$228,780	$225,357	$222,221
Goodwill	(69,776)	(69,832)	(69,775)	(69,776)	(69,822)
Intangible assets (excluding mortgage servicing rights)	(4,412)	(5,354)	(4,307)	(4,518)	(5,235)
Related deferred tax liabilities	1,922	2,132	1,885	1,959	2,100
Tangible common shareholders' equity	$154,812	$149,657	$156,583	$153,022	$149,264

Reconciliation of average shareholders' equity to average tangible shareholders' equity
Shareholders' equity	$248,413	$236,179	$251,054	$245,744	$235,803
Goodwill	(69,776)	(69,832)	(69,775)	(69,776)	(69,822)
Intangible assets (excluding mortgage servicing rights)	(4,412)	(5,354)	(4,307)	(4,518)	(5,235)
Related deferred tax liabilities	1,922	2,132	1,885	1,959	2,100
Tangible shareholders' equity	$176,147	$163,125	$178,857	$173,409	$162,846

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions, except per share data; shares in thousands)
	Six Months Ended June 30		Second Quarter 2015	First Quarter 2015	Second Quarter 2014
	2015	2014
Reconciliation of period-end common shareholders' equity to period-end tangible common shareholders' equity
Common shareholders' equity	$229,386	$222,565	$229,386	$227,915	$222,565
Goodwill	(69,775)	(69,810)	(69,775)	(69,776)	(69,810)
Intangible assets (excluding mortgage servicing rights)	(4,188)	(5,099)	(4,188)	(4,391)	(5,099)
Related deferred tax liabilities	1,813	2,078	1,813	1,900	2,078
Tangible common shareholders' equity	$157,236	$149,734	$157,236	$155,648	$149,734

Reconciliation of period-end shareholders' equity to period-end tangible shareholders' equity
Shareholders' equity	$251,659	$237,411	$251,659	$250,188	$237,411
Goodwill	(69,775)	(69,810)	(69,775)	(69,776)	(69,810)
Intangible assets (excluding mortgage servicing rights)	(4,188)	(5,099)	(4,188)	(4,391)	(5,099)
Related deferred tax liabilities	1,813	2,078	1,813	1,900	2,078
Tangible shareholders' equity	$179,509	$164,580	$179,509	$177,921	$164,580

Reconciliation of period-end assets to period-end tangible assets
Assets	$2,149,034	$2,170,557	$2,149,034	$2,143,545	$2,170,557
Goodwill	(69,775)	(69,810)	(69,775)	(69,776)	(69,810)
Intangible assets (excluding mortgage servicing rights)	(4,188)	(5,099)	(4,188)	(4,391)	(5,099)
Related deferred tax liabilities	1,813	2,078	1,813	1,900	2,078
Tangible assets	$2,076,884	$2,097,726	$2,076,884	$2,071,278	$2,097,726

Book value per share of common stock
Common shareholders' equity	$229,386	$222,565	$229,386	$227,915	$222,565
Ending common shares issued and outstanding	10,471,837	10,515,825	10,471,837	10,520,401	10,515,825
Book value per share of common stock	$21.91	$21.16	$21.91	$21.66	$21.16

Tangible book value per share of common stock
Tangible common shareholders' equity	$157,236	$149,734	$157,236	$155,648	$149,734
Ending common shares issued and outstanding	10,471,837	10,515,825	10,471,837	10,520,401	10,515,825
Tangible book value per share of common stock	$15.02	$14.24	$15.02	$14.79	$14.24

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	Six Months Ended June 30		Second Quarter 2015	First Quarter 2015	Second Quarter 2014
	2015	2014
Reconciliation of return on average allocated capital (1)

Consumer Banking
Reported net income	$3,179	$3,102	$1,704	$1,475	$1,634
Adjustment related to intangibles (2)	2	2	1	1	1
Adjusted net income	$3,181	$3,104	$1,705	$1,476	$1,635

Average allocated equity (3)	$59,339	$60,410	$59,330	$59,348	$60,403
Adjustment related to goodwill and a percentage of intangibles	(30,339)	(30,410)	(30,330)	(30,348)	(30,403)
Average allocated capital	$29,000	$30,000	$29,000	$29,000	$30,000

Global Wealth & Investment Management
Reported net income	$1,341	$1,455	$690	$651	$726
Adjustment related to intangibles (2)	6	7	3	3	3
Adjusted net income	$1,347	$1,462	$693	$654	$729

Average allocated equity (3)	$22,137	$22,233	$22,106	$22,168	$22,222
Adjustment related to goodwill and a percentage of intangibles	(10,137)	(10,233)	(10,106)	(10,168)	(10,222)
Average allocated capital	$12,000	$12,000	$12,000	$12,000	$12,000

Global Banking
Reported net income	$2,617	$2,738	$1,251	$1,366	$1,445
Adjustment related to intangibles (2)	—	1	—	—	—
Adjusted net income	$2,617	$2,739	$1,251	$1,366	$1,445

Average allocated equity (3)	$58,936	$57,449	$58,952	$58,920	$57,447
Adjustment related to goodwill and a percentage of intangibles	(23,936)	(23,949)	(23,952)	(23,920)	(23,947)
Average allocated capital	$35,000	$33,500	$35,000	$35,000	$33,500

Global Markets
Reported net income	$1,938	$2,412	$993	$945	$1,102
Adjustment related to intangibles (2)	4	5	2	2	2
Adjusted net income	$1,942	$2,417	$995	$947	$1,104

Average allocated equity (3)	$40,424	$39,380	$40,458	$40,389	$39,380
Adjustment related to goodwill and a percentage of intangibles	(5,424)	(5,380)	(5,458)	(5,389)	(5,380)
Average allocated capital	$35,000	$34,000	$35,000	$35,000	$34,000

(1)	There are no adjustments to reported net income (loss) or average allocated equity for Legacy Assets & Servicing.

(2)	Represents cost of funds, earnings credits and certain expenses related to intangibles.

(3)	Average allocated equity is comprised of average allocated capital plus capital for the portion of goodwill and intangibles specifically assigned to the business segment.

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.